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News Release

Contacts:	Media: Joseph F. Ailinger Jr. (617) 722-7571 ailinger.jf@mellon.com	Analysts: Andy Clark (412) 234-4633 clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF THE ARDEN GROUP

— Addition of Atlanta-based investment management firm furthers Mellon’s national private wealth management presence —

BOSTON, July 31, 2003—Mellon Financial Corporation has completed its previously announced acquisition of The Arden Group, a privately held, Atlanta-based investment management firm specializing in meeting the needs of high-net-worth individuals. The companies had announced a definitive agreement on April 7. Terms of the deal were not disclosed.

Founded in 1989 in Atlanta, The Arden Group adds more than $750 million in client assets to Mellon. It will operate as part of Mellon’s Private Wealth Management group, a leading provider of wealth management services to high net worth individuals, families, family offices, charitable gift programs, endowments and foundations.

“Mellon’s Private Wealth Management group is committed to providing to our clients with the highest quality wealth management capabilities and delivering these on a regional basis so that we maintain strong ties to the communities and clients we serve,” said David F. Lamere, Mellon vice chairman and president of its Private Wealth Management group.

“We’re excited about joining Mellon and being able to provide enhanced wealth management expertise for our clients,” said Jack Sawyer, a principal of The Arden Group. “We also welcome the opportunity to leverage the strength of the Mellon name as we continue to grow the private wealth business in Georgia and beyond.”

The agreement with The Arden Group marks Mellon’s fourth acquisition in its Private Wealth Management unit in less than three years. Mellon acquired Ohio-based Weber Fulton & Felman in 2002, California-based Van Deventer & Hoch in 2001, and The Trust Company of Washington in 2000.

“With the addition of The Arden Group, we can combine Mellon’s resources with Arden’s strong presence and excellent reputation to complement existing relationships and to reach new clients in Georgia and throughout the Southeast,” said Craig R. Sutherland, national director for Mellon’s Private Wealth Management group.

With $69 billion in client assets, Mellon’s Private Wealth Management group maintains more than 60 offices, including locations in California, Colorado, Connecticut, Delaware, Florida, Georgia, Kentucky, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Washington and Washington, D.C.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $3.1 trillion in assets under management, administration or custody, including $612 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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